UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

January 31, 2025
Date of Report (date of earliest event reported)

Cantaloupe, Inc.
(Exact name of registrant as specified in its charter)

Pennsylvania	001-33365		23-2679963
(State or other jurisdiction of incorporation or organization)	(Commission File Number)		(I.R.S. Employer Identification No.)

101 Lindenwood Drive, Suite 405	Malvern	Pennsylvania	19355
(Address of Principal Executive Offices)			(Zip Code)
(610) 989-0340
Registrant's telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, no par value	CTLP	The NASDAQ Global Select Market
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On January 31, 2025 (the "Closing Date", Cantaloupe, Inc. (the “Company”), entered into a second amended and restated credit agreement (the “2025 Credit Facility”) among the Company, as the borrower, certain of its subsidiaries, as guarantors, and JPMorgan Chase Bank, N.A., as a lender and the administrative agent, and Capital One, National Association as a lender.

The 2025 Credit Facility provides for a $30 million secured revolving credit facility (the "2025 Revolving Facility"), a $40 million secured term loan facility (the "2025 Term Loan Facility") and a $30 million secured delayed draw term loan facility (the "Delayed Draw Term Loan Facility"), for a total of $100 million. Proceeds from the 2025 Term Loan Facility were used to repay borrowings under the Company's prior secured revolving credit facility and secured term loan facility which had total remaining net borrowings of $37.3 million, as well as accrued interest on these facilities. The remaining proceeds from the 2025 Credit Facility may be otherwise used to finance working capital needs and for general corporate purposes (including permitted acquisitions and investments). The 2025 Delayed Draw Facility is available for a period of up to 24 months following the Closing Date. The Company has not borrowed against the 2025 Revolving Facility or the Delayed Draw Term Loan Facility.

Interest on the 2025 Credit Facility will be based, at the Company’s option, on a base rate or SOFR plus an applicable margin tied to the Company’s total net leverage ratio and having ranges between 1.75% and 2.50% for base rate loans and between 2.75% to 3.50% for SOFR loans; provided that, until the until the third business day following the date of delivery of the quarterly consolidated financial statements for fiscal quarter ending December 31, 2024, the applicable margin shall be 1.75% for base rate loans and 2.75% for SOFR loans. The 2025 Revolving Facility will also carry an unused commitment fee tied to the Company's total net leverage ratio between 0.25% to 0.40% per annum. In an event of default, the interest rate may be increased by 2.00%.

The 2025 Credit Facility matures on January 31, 2030. Principal in respect of the 2025 Term Loan Facility is payable with 5.0% due in year one and year two, 7.5% due in year three and year 4, 10% due in year 5, and the remainder payable upon maturity. To the extent funded, principal in respect of the Delayed Draw Term Loan Facility will be payable on the same terms as the 2025 Term Loan Facility.

The Company’s obligations under the 2025 Credit Agreement are unconditionally guaranteed, jointly and severally, by the Company’s material direct and indirect wholly-owned domestic and foreign subsidiaries (the “Guarantors”). All obligations of the Company and the Guarantors under the 2025 Credit Agreement are secured by first priority security interests in substantially all of the assets of the Company and the Guarantors.

The 2025 Credit Facility includes customary representations, warranties and covenants, and acceleration, indemnity and events of default provisions, including, among other things, two financial covenants. The first financial covenant requires the Company to maintain a total leverage ratio of not more than 3.50 to 1.00 on the last day of any fiscal quarter. However, if a material acquisition occurs, the Company is required to maintain a total leverage ratio not greater than 4.00 to 1.00 on the last day of the fiscal quarter for the next four fiscal quarters following the material acquisition. The second financial covenant requires the Company to maintain a fixed charge coverage ratio for all periods of four consecutive fiscal quarters at least 1.15 to 1.00.

The Company paid $0.6 million in transaction fees plus certain legal expenses in connection with the execution of the Secured Credit Facility.

The foregoing description of the Credit Agreement is qualified in its entirety by reference to the full text of such agreement, which is attached to this Current Report on Form 8-K as Exhibit 10.1 and incorporated herein by reference.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits

Exhibit Number	Ex. Description
10.1	Second Amended and Restated Credit Agreement, by and among the Company, certain of its subsidiaries, and JPMorgan Chase Bank, N.A. and Capital One, National Association, dated January 31, 2025.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Cantaloupe, Inc.

Date: January 31, 2025
By: /s/ Anna Novoseletsky
Anna Novoseletsky
Chief Compliance Officer & General Counsel